NAVARRE CORPORATION

                                   EXHIBIT 3.1
As in effect on June 23, 2000


         ARTICLES OF INCORPORATION OF NAVARRE CORPORATION

         ARTICLE I.

The name of the Corporation is Navarre Corporation.

         ARTICLE II.

The purposes of this Corporation are general business purposes.

         ARTICLE III.

This Corporation shall possess all powers necessary to conduct any business in which it is authorized to engage, including but not limited to all those powers expressly conferred upon business corporations by Minnesota Statutes, together with those powers implied therefrom.

         ARTICLE IV.

This Corporation shall have perpetual duration.

         ARTICLE V.

The location and post office address of the registered office of this Corporation in Minnesota is 7400 49th Avenue North, New Hope, MN 55428.

         ARTICLE VI.

The aggregate number of shares that the Corporation has authority to issue shall be 110,000,000 shares, no par value per share, which shall consist of 100,000,000 shares of common stock and 10,000,000 shares of preferred stock. The Board of Directors of the Corporation is authorized to establish from the preferred shares, by resolution adopted and filed in the manner provided by law, one or more classes or series of shares, to designate each class or series, and to fix the relative powers, qualifications, restrictions, rights and preferences of each such class or series, including, without limitation, the right to create voting, dividend and liquidation rights and preferences greater than those of common stock. There shall be no cumulative voting by the shareholders of the Corporation. The shareholders of the Corporation shall not have pre-emptive rights to subscribe for or acquire securities or rights to purchase securities of any kind, class or series of the Corporation.

         ARTICLE VII.

         Section 1. Number and Term. The business and affairs of this Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than three (3) or more than nine (9) directors, as may be designated by the Board of Directors from time to time. The directors shall be divided into three (3) classes, as nearly equal in number as the then total number of directors constituting the whole Board permits, with the term of office of one class expiring each year at the annual meeting of shareholders. Except as otherwise provided in this Article VII, each director shall be elected by the shareholders to hold office for a term of three consecutive years. Each director shall serve until a successor shall have been duly elected and qualified, or until the earlier death, resignation, removal, or disqualification of the director.

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         Section 2. Transitional Board. Upon the adoption of this new Article
VII to the Articles of Incorporation, one class of directors shall hold office for a term expiring at the annual meeting of shareholders to be held after the end of the Corporation's 1997 fiscal year, another class shall hold office for a term expiring at the annual meeting of shareholders to be held after the end of the Corporation's 1998 fiscal year and another class shall hold office for a term expiring at the annual meeting of shareholders to be held after the end of the Corporation's 1999 fiscal year. After the expiration of each term, the provisions of Section 1 of this Article VII shall control.

         Section 3. Vacancies. Any vacancies occurring in the Board of Directors for any reason, and any newly created directorships resulting from an increase in the number of directors, may be filled by a majority of the directors then in office. Any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified subject, however, to prior retirement, resignation, death or removal from office. Any newly created directorships resulting from an increase in the authorized number of directors shall be apportioned by the Board of Directors among the three classes of directors so as to maintain such classes as nearly equal in number as possible.

         Section 4. Quorum. A majority of the members of the Board of Directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, but if less than such a majority is present at a meeting, a majority of the directors present may adjourn the meeting from time to time without further notice. The directors present at a duly organized meeting may continue to transact business until adjournment notwithstanding that the withdrawal of enough directors originally present leaves less than the number otherwise required for a quorum.

         Section 5. Nomination. Advance notice of nominations for the election of directors, other than by the Board of Directors or a committee thereof, shall be given within the time and in the manner provided in the Bylaws.

         Section 6. Written Action by Directors. Any action required or permitted to be taken at a meeting of the Board of Directors, or a committee thereof, may be taken by written action, or counterparts of a written action, signed by all of the directors or, in cases where the action need not be approved by the shareholders, by written action, or counterparts of a written action, signed by the number of directors that would be required to take the same action at a meeting of the Board or a committee thereof at which all directors were present.

ARTICLE VII.

The personal liability of the directors of this Corporation is hereby eliminated to the fullest extent permitted by Minnesota Statutes, Section 302A.251, as the same may be amended and supplemented.